Exhibit 10.1

February 8, 2013

Paul F. McLaughlin
[Address]

Re:    Letter Amendment to Management Agreement with an effective date of July 24, 2000

Dear Paul:

This letter shall serve as the Fourth Amendment (the “Amendment”) to the Management Agreement between Rudolph Technologies, Inc. (“Company”) and yourself (“Executive”) with an effective date of July 24, 2000, as amended August 20, 2009, May 19, 2010 and September 27, 2011 (the “Agreement”). The effective date of this Amendment shall be the date first set forth above. The Company respectfully requests that the Management Agreement be amended, as follows:

A.	Delete Section 2.(b) in its entirety and replace it with the following:

“(b)
Term: Subject to the provisions of Section 3(a), the “Term” of this Agreement shall be for two (2) years from the Effective Date, unless earlier terminated by either party as provided in Section 4(a) below, subject to automatic renewals for successive two (2) year terms unless either party has delivered written notice not less than ninety (90) days prior to the expiration of the initial Term or any renewal thereof. Notwithstanding the foregoing, this Agreement shall terminate on December 31, 2015.”

B.	Delete Section 4.(c)(x) in its entirety and replace it with the following:

“(x)	two (2) years from the Termination Date or December 31, 2015, whichever is sooner; or”

C.	Delete Section 4.(d) iii.1. in its entirety and replace it with the following:

“1.	Two and one half (2½) years from the Termination Date; or December 31, 2015 whichever is sooner; or”

D.	Delete Section 4.(e) iii. in its entirety and replace it with the following:

“iii.	Retirement Bonus. A retirement bonus (“Retirement Bonus”) in the amount of $200,000.00 shall be paid to Executive on or about the Retirement Date.”

E.	Amend the Agreement to include Section 10. Term Extension RSU Grant which reads as follows:

“10.
Term Extension RSU Grant. Pursuant to the Company's 2009 Stock Plan, as of February 6, 2013 the Company hereby grants to the Executive a total of 200,000 RSU's as an incentive to enter into this Amendment (the “Extension RSUs”). The Extension RSUs shall be separate from any other annual or other equity awards granted to the Executive. The Extension RSUs shall be earned as follows (all EPS goals used in this incentive are non-GAAP Earnings per Share consistent with the Executive Bonus EPS metric):

(a)	For the years 2013, 2014 and 2015, the Board shall approve an EPS goal for the Company (the “Extension Annual EPS Goals”) for use as a performance metric hereunder.

(b)
100% of the Extension RSUs granted shall be earned upon the Company meeting the cumulative Extension Annual EPS Goals. Should the Company not meet the total cumulative Extension Annual EPS Goals, Executive shall receive the percent of the Extension RSUs which equals the percentage of the cumulative Extension Annual EPS Goals that was actually realized.

(c)
In the event that the Company exceeds the cumulative Extension Annual EPS Goals, the RSU earnout shall be increased on a linear basis up to a maximum of 120% of the total Extension RSUs granted (i.e. up to an additional 40,000 RSUs).

(d)
If during the term hereof, Executive resigns from employment for Good Reason or Executive's employment with Company is terminated without Cause or following a Change in Control pursuant to Section 5(b) above, then the total Extension RSU grant set forth in this Section shall fully vest.

(e)
RSUs that have satisfied the EPS performance conditions set forth above, except those Extension RSUs vesting pursuant to Section 10(d) above, will remain unvested until December 31, 2015, at which time the RSUs earned pursuant to the above performance goals will become vested and paid in shares of Company common stock as long as Executive remains employed by the Company through that date.

(f)	During the course of any individual year, in the event of an acquisition, EPS performance objectives may be modified upon the approval of the Compensation Committee of the Board.

(g)
The Board reserves the right in its sole discretion to exclude any Extension Annual EPS Goal due to circumstances beyond the control of the Executive and thereafter base the RSU earnout on the remaining Annual EPS Goals, up to a 120% maximum on the remaining Extension Annual EPS Goals set forth above.”

F.	All other terms and conditions of the Agreement as amended shall remain in full force and effect.

If you are in agreement with the foregoing Amendment to the Agreement please sign below and return one (1) original to my attention and retain the other original for your files.

Very truly yours,

Very truly yours,

/s/ Daniel H. Berry
Daniel H. Berry
Chairman, Compensation Committee
Rudolph Technologies Board of Directors

The foregoing amended terms and conditions to the Agreement are hereby accepted and agreed to.

Dated:	February 8, 2013	Signature:	/s/ Paul F. McLaughlin
Paul. F. McLaughlin